Exhibit 99.1

OSS Reports Record 2021 Revenue, Net Income, and Adj. EBITDA;

Revenue up 19% to $62.0 Million, Net Income of $2.3 million, Adj. EBITDA Triples to $4.9 million

ESCONDIDO, Calif. – March 24, 2022 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in AI Transportable solutions on the edge, reported results for the fourth quarter and full year ended December 31, 2021.

Q4 Financial Highlights

•	Revenue in the fourth quarter of 2021 totaled $17.8 million, up 11% from the prior quarter revenue, and up 28% versus the same year-ago quarter.

•	GAAP Net loss totaled $386,000 or $(0.02) per share.

•	Non-GAAP Net income totaled $71,000 or $0.00 per share (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).

•	Cash and cash equivalents and short-term investments totaled of $19.6 million on December 31, 2021.

Full Year 2021 Financial Highlights

•	Revenue increased 19% from the prior year to record $62.0 million.

•	Income from operations increased to $1.7 million compared to a loss of $424,000 in the prior year.

•	GAAP net income in 2021 totaled $2.3 million or $0.12 per diluted share, as compared the year-ago net loss of $6,544 or $(0.00) per basic and diluted share.

•	Non-GAAP net income in 2021 totaled $3.1 million or $0.16 per diluted share, compared to the year-ago non-GAAP net income of $1.4 million or $0.08 per diluted share.

•	Adjusted EBITDA, a non-GAAP term, increased to $4.9 million from $1.8 million in 2020.

2021 Operational Highlights

•	New program wins continued at a strong pace. For 2021, the company won a total of 14 new $1 million-plus programs, with six in the fourth quarter.

•	New program wins in 2021 yielded revenue of $8.5 million.

•	Launched Rigel Edge Supercomputer, the company’s most compact and powerful AI Transportable compute server to date.

•	Introduced ExpressBox 4400 (EB4400), designed to support challenging AI Transportable applications such as autonomous trucks.

Management Commentary

“In 2021, we set several financial performance records, including a 19% increase in revenue to a record $62 million,” commented OSS president and CEO, David Raun. “Revenue generated by our second and third largest customers in the higher-margin military space grew about 50%, while sales to our largest customer in the media and entertainment space nearly doubled year-over-year. Bressner, our European subsidiary, did exceptionally well, producing annual growth of 29%.

“In the fourth quarter, our largest customer outperformed by over 3x its revenue from a year ago. This helped us exceed our quarterly revenue guidance by about $700,000. The $17.8 million in fourth quarter revenue represents an increase of 11% over the previous quarter and 28% over the same year-ago quarter.

“While our fourth quarter was also a record, it involved a greater mix of lower-margin products compared to the previous three quarters, yielding only a 28.3% gross margin. However, in the current quarter we are seeing overall margin returning to normal levels.

“Still, for the year 2021, we generated record net income of $2.3 million, in comparison to s near break-even in 2020. The strong bottom-line performance helped drive adjusted EBITDA up nearly 300% to a record $4.9 million or about 8% of total revenue.

“We ended the year strong, with six new major program wins in the fourth quarter out of the total 14 major program wins for the year. These wins in 2021 contributed revenue of $8.5 million, up approximately 25% over 2020. Five of the 14 were for AI Transportable solutions, a rapidly growing segment of the edge computing market where we enjoy a strong competitive edge.

“If fact, we continue to see an acceleration in our AI Transportable activity. Our pipeline of potential major programs has expanded to a record 29. More than half of these opportunities involve new AI Transportable applications.

“Our AI Transportable solutions for the trucking industry has already enabled hundreds-of-thousands of miles of autonomous driving. We are committed to solving the challenging requirements for this industry. This has led to the development and the introduction of new products while being engaged with multiple key players.

“We see this as a perfect example of an escalating market that demands performance without compromise and where we can leverage our superior technology for AI deployed in harsh environments. These applications require ruggedization and unique power, cooling, form factors and quality—all critical areas that we are told by our customers that OSS remains a leader in the industry.

“On multiple engagements, our customers tell us we are not only the best solution they’ve found, we’re the only solution that meets their requirements. Their feedback affirms our vision of providing superior ruggedized compute and storage products for these demanding environments.

“While we expect our first quarter to continue to show traditional seasonality, we anticipate about 26% revenue growth over the same year-ago quarter, with revenue of about $16.8 million. Combined with a return to normalized gross margins, we believe this sets the stage for another great year for One Stop Systems.”

Q4 Financial Summary

Revenue in the fourth quarter of 2021 totaled $17.8 million, up 11% from $16.0 million in the previous quarter and up 28% compared to $13.9 million in the same year-ago quarter.

The sequential improvement was primarily due to increased sales to the company’s two largest accounts as well as new customers. The increase over the same year-ago quarter was primarily due to the 29% increase in the company’s core OSS business revenue to $11.5 million as compared to the same year-ago quarter. The increase was also due to the revenue from Bressner, the company’s European subsidiary, increasing 25% to $6.3 million. The increase for Bressner was due to capitalizing on planned strategic inventory purchases during a time of constrained product availability.

Gross profit totaled $5.0 million or 28.3% of revenue as compared to $4.8 million or 34.5% in the same year-ago quarter. The decrease in gross margin was primarily due to a change in product sales mix for the quarter that included increased lower-margin sales from the company’s large media and entertainment customer, and, to a lesser extent, higher than anticipated supply and engineering costs.

Operating expenses increased 19% to $5.1 million compared to $4.3 million in the same year-ago quarter. However, operating expenses as a percentage of revenue decreased to 28.7% in the fourth quarter of 2021 versus 30.9% in the year-ago quarter.

GAAP net loss totaled $386,000 or $(0.02) per basic and diluted share compared to a net income of $244,000 or $0.01 per basic and diluted share in the same year-ago period.

Non-GAAP net income totaled $71,000 or $0.00 per share, as compared to $636,000 or $0.04 per basic and diluted share in the same year-ago period.

Adjusted EBITDA, a non-GAAP term, totaled $620,000 compared to $1.1 million in the same year-ago period.

Cash and cash equivalents and short-term investments totaled $19.6 million as of December 31, 2021, as compared to $6.3 million on December 31, 2020. The increase is due to a registered direct offering completed in the first quarter of 2021. The company believes its cash position and other available funds provide sufficient liquidity to meet its cash requirements for working capital and paying down debt, while supporting its strategic growth initiatives.

Full Year 2021 Financial Summary

For the year 2021, revenue was $62.0 million, an increase of 19% from $51.9 million in the same year-ago period. The increase was due primarily to an increase in sales to the company’s media and entertainment customers and government OEM suppliers.

Gross profit was $19.6 million or 31.7% of revenue, compared to $16.4 million or 31.7% of revenue in 2020.

Operating expenses increased 6% to $17.9 million from $16.9 million in 2020. Operating expenses as a percentage of revenue improved to 28.9% versus 32.5% in the year-ago period. The increase in operating expense is largely attributable to an increase in marketing and selling expense of $2.1 million, partially offset by a decrease in general and administrative expense of $760,000 and a decrease in research and development expense of $287,000.

GAAP net income totaled $2.3 million or $0.12 per diluted share, as compared to a loss of $6,544 or $(0.00) per share in 2020.

Non-GAAP net income totaled $3.1 million or $0.16 diluted per share, as compared to non-GAAP net income of $1.4 million or $0.08 per diluted share in the full year of 2020.

Adjusted EBITDA, a non-GAAP term, was $4.9 million, as compared to $1.8 million in 2020.

Outlook

For the first quarter of 2022, OSS expects revenue of approximately $16.8 million, which represent 26% growth over the first quarter of last year.

Conference Call

OSS management will hold a conference call to discuss its fourth quarter and full year 2021 results later today, followed by a question-and-answer period.

Date: Thursday, March 24, 2021

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-888-204-4368

International dial-in number: 1-786-789-4797

Conference ID: 1238670

Webcast: here (live and replay)

The webcast will include a slide presentation viewable via the webcast link abovc.

Approximately two hours after the Q&A session, an archived version of the webcast will be available in the Investors section of the company’s website at onestopsystems.com. OSS regularly uses its website to disclose material and non-material information to investors, customers, employees and others interested in the company.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through April 7, 2022.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 1238670

About One Stop Systems

One Stop Systems, Inc. (OSS) designs and manufactures innovative AI Transportable edge computing modules and systems, including ruggedized servers, compute accelerators, expansion systems, flash storage arrays, and Ion Accelerator™ SAN, NAS and data recording software for AI workflows. These products are used for AI data set capture, training, and large-scale inference in the defense, oil and gas, mining, autonomous vehicles and rugged entertainment applications.

OSS utilizes the power of PCI Express, the latest GPU accelerators and NVMe storage to build award-winning systems, including many industry firsts, for industrial OEMs and government customers. The company enables AI on the Fly® by bringing AI datacenter performance to ‘the edge’, especially on mobile platforms, and by addressing the entire AI workflow, from high-speed data acquisition to deep learning, training and inference. OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com.

Non-GAAP Financial Measures

The company believes that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the Company. The Company defines adjusted EBITDA as income (loss) before interest, taxes, depreciation, amortization, acquisition expense, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, the company believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between the company’s core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating the company’s own core business operating results over different periods of time.

The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in the company’s industry, as other companies in the company’s industry may calculate non-GAAP financial results differently, particularly related to non-recurring and unusual items. The company’s adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. The company does not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$(386,243)	$243,860	$2,332,773	$(6,544)
Depreciation and amortization	308,870	397,770	1,480,608	1,606,532
Amortization of deferred gain	—	—	—	(53,838)
Stock-based compensation expense	392,227	220,959	1,695,105	724,378
Interest income	(85,179)	(150,468)	(244,382)	(418,379)
Interest expense	79,811	157,599	527,139	550,774
PPP loan and interest forgiveness	—		(1,514,354)	—
Provision (benefit) for income taxes	310,180	247,312	605,675	(603,744)

Adjusted EBITDA	$619,666	$1,117,032	$4,882,564	$1,799,179

Adjusted earnings per share, or adjusted EPS, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. The company believes that exclusion of certain selected items assists in providing a more complete understanding of the company’s underlying results and trends and allows for comparability with the company’s peer company index and industry. The company uses this measure along with the corresponding GAAP financial measures to manage the company’s business and to evaluate the its performance compared to prior periods and the marketplace. The Company defines non-GAAP income (loss) as income or (loss) before amortization, stock-based compensation, expenses related to discontinued operations, and acquisition costs. Adjusted EPS expresses adjusted income (loss) on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The company expects to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from the company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles net income (loss) to adjusted EPS and diluted earnings per share:

	For The Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$(386,243)	$243,860	$2,332,773	$(6,544)
Amortization of intangibles	65,171	170,985	556,842	683,935
Stock-based compensation expense	392,227	220,959	1,695,105	724,378
PPP loan and interest forgiveness	—	—	(1,514,354)	—

Non-GAAP net income	$71,155	$635,804	$3,070,366	$1,401,769

Non-GAAP net income per share:

Basic	$0.00	$0.04	$0.17	$0.08

Diluted	$0.00	$0.04	$0.16	$0.08

Weighted average common shares outstanding:

Basic	18,707,006	16,639,514	18,305,878	16,512,203

Diluted	19,834,079	17,143,126	19,503,737	16,752,434

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, to our management’s expectations for revenue growth generated by new products and design wins and other future financial projections. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contact:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Investor Relations:

Ronald Both or Justin Lumley

CMA

Tel (949) 432-7557

Email contact

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$5,101,174	$6,316,921
Short-term investments	14,535,750	—
Accounts receivable, net	5,089,804	7,458,383
Inventories, net	12,277,873	9,647,504
Prepaid expenses and other current assets	580,651	655,708

Total current assets	37,585,252	24,078,516
Property and equipment, net	3,091,415	3,487,178
Deposits and other	46,845	81,709
Deferred tax assets, net	3,641,032	3,698,593
Goodwill	7,120,510	7,120,510
Intangible assets, net	105,385	662,257

Total Assets	$51,590,439	$39,128,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,059,059	$976,420
Accrued expenses and other liabilities	3,846,488	3,481,444
Current portion of notes payable, net of debt discount of $0 and $2,047, respectively	1,137,651	1,365,204
Current portion of related-party notes payable, net of debt discount of $0 and $6,726, respectively	—	199,943
Current portion of senior secured convertible note, net of debt discounts of $2,384 and $256,242	2,588,525	1,789,212

Total current liabilities	9,631,723	7,812,223
Senior secured convertible note, net of current portion and debt discounts of $0 and $14,107, respectively	—	531,347
Paycheck protection program note payable	—	1,499,360

Total liabilities	9,631,723	9,842,930

Commitments and contingencies
Stockholders’ equity
Common stock, $.0001 par value; 50,000,000 shares authorized; 18,772,214 and 16,684,424 shares issued and outstanding, respectively	1,877	1,668
Additional paid-in capital	41,232,441	30,758,354
Accumulated other comprehensive income	153,361	287,547
Accumulated earnings (deficit)	571,037	(1,761,736)

Total stockholders’ equity	41,958,716	29,285,833

Total Liabilities and Stockholders’ Equity	$51,590,439	$39,128,763

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Revenue	$17,777,050	$13,934,365	$61,982,104	$51,895,388
Cost of revenue	12,739,992	9,122,247	42,342,815	35,460,774

Gross margin	5,037,058	4,812,118	19,639,289	16,434,614

Operating expenses:
General and administrative	1,931,440	2,209,436	7,658,418	8,418,358
Marketing and selling	1,983,900	982,945	6,201,228	4,120,778
Research and development	1,192,651	1,106,420	4,032,616	4,319,759

Total operating expenses	5,107,991	4,298,801	17,892,262	16,858,895

(Loss) income from operations	(70,933)	513,317	1,747,027	(424,281)

Other income (expense):
Interest income	85,179	150,468	244,382	418,379
Interest expense	(79,811)	(157,599)	(527,139)	(550,774)
Gain on forgiveness of Paycheck Protection Program (PPP) loan and interest	—	—	1,514,354	—
Other expense, net	(10,498)	(15,014)	(40,176)	(53,612)

Total other expense, net	(5,130)	(22,145)	1,191,421	(186,007)

(Loss) income before income taxes	(76,063)	491,172	2,938,448	(610,288)
Provision (benefit) for income taxes	310,180	247,312	605,675	(603,744)

Net (loss) income	$(386,243)	$243,860	$2,332,773	$(6,544)

Net (loss) income per share:
Basic	$(0.02)	$0.01	$0.13	$(0.00)

Diluted	$(0.02)	$0.01	$0.12	$(0.00)

Weighted average common shares outstanding:
Basic	18,707,006	16,639,514	18,305,878	16,512,203

Diluted	18,707,006	17,143,126	19,503,737	16,512,203